EXHIBIT NO. 12
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS COMBINED AND RATIO OF EARNINGS TO FIXED CHARGES


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                                                 -------------------------   ---------------------------------------------------
                                                 12 Months Ended June 30,                      Years Ended December 31,
                                                 -------------------------   ---------------------------------------------------

                                                   1999        1998         1998      1997        1996        1995        1994
                                                   ----        ----         ----      ----        ----        ----        ----
                                                                                    (Thousands of Dollars)
Earnings, as defined:
  Net income                                     $ 402,569   $403,805     $399,238   $388,317  $ 391,277    $372,604    $313,167
  Fixed charges, as below                          192,281    193,680      191,832    193,632    204,593     226,833     213,821
  Income taxes, as below                           243,499    253,325      249,180    225,340    247,405     232,046     180,518
                                                 -------------------------------------------------------------------------------
    Total earnings, as defined                   $ 838,349   $850,810     $840,250   $807,289 $  843,275    $831,483   $ 707,506
                                                 ===============================================================================

Fixed Charges, as defined:
  Interest on long-term debt                     $ 169,475   $169,140     $169,901   $163,468  $ 172,622   $ 187,397   $ 183,891
  Other interest                                    11,630     13,755       11,156     18,743     19,155      25,896      16,119
  Imputed interest factor in rentals-charged
    Principally to operating expenses               11,176     10,785       10,775     11,421     12,816      13,540      13,811
                                                 -------------------------------------------------------------------------------
    Total fixed charges, as defined              $ 192,281   $193,680     $191,832  $ 193,632  $ 204,593    $226,833    $213,821
                                                 ===============================================================================

Earnings Before Income Taxes                     $ 646,068   $657,130     $648,418  $613,657   $ 638,682    $604,650    $493,685
                                                 ===============================================================================

Ratio of Earnings Before Income Taxes to
   Net Income                                         1.60       1.63         1.62       1.58       1.63        1.62        1.58

Income Taxes:
    Income tax expense                             255,195    261,595      257,494   233,565     255,630     240,386     188,813
    Included in AFUDC - deferred taxes in nuclear
       Fuel amortization and book depreciation     (11,696)    (8,270)      (8,314)   (8,225)     (8,225)     (8,340)     (8,295)
                                                 -------------------------------------------------------------------------------
    Total income taxes                           $ 243,499   $253,325     $249,180  $225,340   $ 247,405    $232,046    $180,518
                                                 ===============================================================================

Fixed Charges and Preferred Dividends Combined:
  Preferred dividend requirements                $   2,968   $  4,391     $  2,967  $  6,052   $   9,609    $   9,609   $  9,609
  Portion deductible for income tax purposes          (312)      (312)        (312)     (312)       (312)       (312)       (312)
                                                 -------------------------------------------------------------------------------
  Preferred dividend requirements not deductible $   2,656   $  4,079     $  2,655  $  5,740   $   9,297    $   9,297   $  9,297
                                                 ===============================================================================

Preferred dividend factor:
    Preferred dividends not deductible times
      ratio of Earnings before income taxes to
      net income                                 $   4,250   $  6,649     $  4,301  $  9,069   $  15,154    $ 15,061    $ 14,689
    Preferred dividends deductible for income
      taxes                                            312        312          312       312         312          312        312
    Fixed charges, as above                        192,281    193,680      191,832   193,632     204,593      226,833    213,821
                                                 -------------------------------------------------------------------------------
       Total fixed charges and preferred
           dividends combined                    $ 196,843   $200,641     $196,445  $203,013   $ 220,059    $ 242,206   $228,822
                                                 ===============================================================================

Ratio of Earnings to Fixed Charges and Preferred
  Dividends Combined                                  4.26       4.24         4.28      3.98        3.83         3.43       3.09

Ratio of Earnings to Fixed Charges                    4.36       4.39         4.38      4.17        4.12         3.67       3.31

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